UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2008
Diamond Management & Technology Consultants, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-22125 (Commission File Number)	36-4069408 (IRS Employer Identification Number)
John Hancock Center
875 North Michigan Avenue, Suite 3000
Chicago, Illinois 60611
(Address of principal executive offices)
312-255-5000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On February 22, 2008, the disinterested independent directors of the board of directors of Diamond Management & Technology Consultants, Inc. (“Company”) approved two agreements to be entered into between the Company and Delos Acquisition Corp. (“Delos”). Delos is a “blank check company” or “SPAC” recently formed for the purpose of effecting a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination with one or more businesses or assets. The Company has been advised that Delos intends to focus initially on businesses in the business/information services industry. The Company has no ownership of or financial interest in Delos. However, the principal founders and officers of Delos are three current directors of the Company: Mssrs. Mel Bergstein, Don Caldwell and Mike Mikolajczyk.
The first agreement is a “Standstill Agreement” which provides that, absent written consent from the nominating & governance committee of the board of directors of the Company, Delos will not acquire or agree, offer, seek or propose to acquire, directly or indirectly, alone or in concert with any other person, any ownership of any of the assets, businesses or securities of, the Company or any of its subsidiaries. The second agreement is a “Right of First Review Agreement” which provides that until the earliest of: (i) the consummation of Delos’ initial business combination, (ii) the time at which none of Delos’ executive officers or directors is an officer or a member of the board of directors of the Company, or (iii) Delos’ liquidation, the Company will have a right of first review with respect to any business combination opportunity presented to Delos in the information technology consulting industry having aggregate revenues for the four most recently completed fiscal quarters of up to $200,000,000; and Messrs. Bergstein, Caldwell and Mikolajczyk will not be obligated to show any other business opportunities to the Company before presenting such opportunities to Delos.
Item 5.02(b) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 22, 2008, the disinterested independent directors of the board of directors of Diamond Management & Technology Consultants, Inc., in light of Mr. Bergstein’s ongoing obligations as an executive officer and director of Delos, recommended to Mr. Bergstein that he retire as an employee of the Company effective March 31, 2008. Mr. Bergstein intends to retire as recommended. Effective April 1, 2008, Mr. Bergstein will become the non-executive chairman of the board of directors of the Company.
Item 5.05(b) Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.
On February 22, 2008, the disinterested independent directors of the board of directors of Diamond Management & Technology Consultants, Inc. granted a waiver from its code of business conduct and ethics (“Code”) to Mssrs. Bergstein, Caldwell and Mikolajczyk in connection with the Delos matter to the extent that the commitments of such persons to Delos are inconsistent with or contravene the Code. The Code provides, among other things, that directors shall avoid conflicts of interest, or the appearance thereof, and shall present business opportunities to the Company consistent with their fiduciary obligations. The waiver granted to Messrs. Bergstein, Caldwell and Mikolajczyk covers the undertaking of the Delos venture and any of the actions contemplated with respect thereto by any of Messrs. Bergstein, Caldwell and Mikolajczyk, in accordance with the right of first review agreement and standstill agreement, to the extent they are inconsistent with or contravene any of the policies and procedures of the Company.
The nominating & governance committee of the board of directors of the Company will have oversight responsibilities for the Delos matter (and generally for activities in which any director proposes to engage that might be considered in conflict with the Company).

Item 8.01. Other Events.
     On February 22, 2008, the disinterested independent directors of the board of directors of Diamond Management & Technology Consultants, Inc., in light of Mr. Caldwell’s ongoing obligations as an officer and director of Delos, recommended to the board and Mr. Caldwell that Mr. Caldwell resign his positions as chairman of the audit committee and member of the nominating & governance committee at or before the board’s next regularly scheduled meeting. Mr. Caldwell agreed with such recommendations. Following the resignations, Mr. Caldwell will continue to serve as lead director, member of the audit committee and member of the compensation committee.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Diamond Management & Technology Consultants, Inc.
By:	/s/ Karl E. Bupp
Karl E. Bupp
Chief Financial Officer

February 27, 2008